Exhibit 99.1

Delta Apparel Reports Second Quarter 2008 Results

DULUTH, Ga.--(BUSINESS WIRE)--Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its second fiscal quarter ended December 29, 2007. The Company’s results are in-line with the preliminary results announced on January 14, 2008.

Net sales for the three months ended December 29, 2007 were $68.8 million compared to $72.9 million in the prior year’s second quarter. The decrease was due to lower FunTees sales, offset partially by higher sales in the Delta catalog, Soffe and Junkfood businesses. Gross margins declined 630 basis points to 15.8% compared to 22.1% in the prior year second quarter primarily as a result of textile restructuring related costs, higher raw material prices, increased transportation costs and sales of a more basic mix in the t-shirt business. Net loss for the second quarter was $2.8 million, or ($0.33) per diluted share, compared to the prior year’s net income of $0.6 million, or $0.07 per diluted share.

The Company previously announced on July 18, 2007 an overall restructuring plan which included the closing of its Fayette, Alabama manufacturing facility, the expensing of excess manufacturing costs with the FunTees integration and the expensing of start-up costs stemming from the opening of its Honduran textile facility. The restructuring plan began in the fourth quarter of fiscal 2007 and is expected to be completed by the end of the third quarter of fiscal 2008 for a total cost of approximately $11.9 million, or $0.90 per diluted share. In the second quarter of fiscal 2008 the Company expensed $2.0 million, or $0.15 per diluted share, predominantly related to excess textile manufacturing costs and start-up costs from the opening of its Honduran textile facility. Final restructuring related expenses of approximately $0.9 million, or $0.07 per diluted share, are expected to be expensed in the Company’s fiscal 2008 third quarter. Expenses are expected to impact the Company’s financials as follows:

	FY 07 Qtr 4	FY 08 Qtr 1	FY 08 Qtr 2	FY 08 Qtr 3	Total

Cost of Sales	$5.4 million	$2.0 million	$2.0 million	$0.9 million	$10.3 million
Restructuring Charges	$1.5 million	$0.1 million	--	--	$ 1.6 million
Total	$6.9 million	$2.1 million	$2.0 million	$0.9 million	$11.9 million

Diluted EPS Impact	$0.51	$0.16	$0.15	$0.07	$0.90

Robert W. Humphreys, President and CEO, commented, “During the quarter we made significant progress executing our textile restructuring plan. Our new, state-of-the-art textile facility in Honduras began producing first-quality dyed fabric during the quarter, and is on pace to reach our initial goal of producing over 500,000 pounds of fabric per week in our fiscal fourth quarter. This facility should provide our activewear business with lower cost production to drive enhanced profitability in the near future. Despite the slowing retail environment, we achieved sales growth in both of our retail-ready businesses by penetrating new markets and establishing additional doors for our products. While we are cautious about the retail conditions in the marketplace, we believe we are positioned to achieve our sales and earnings goals in the second half of our fiscal year.”

Mr. Humphreys concluded, “Our manufacturing operations are focused on continued cost savings and quality improvement. Our new offshore textile production, team sewing and consolidation of offshore cutting should provide us with a lower cost manufacturing platform for the future. We continue to build new customer relationships and open new doors across most apparel distribution channels. We believe these initiatives will place us in a strong position for future growth.”

Fiscal 2008 Guidance

For the third fiscal quarter ending March 29, 2008, the Company expects sales to be in the range of $84 to $88 million and diluted earnings to be in the range of $0.25 to $0.29 per share. These results are expected to include approximately $0.9 million, or $0.07 per diluted share, of textile restructuring related costs during the quarter. This compares to sales of $85.0 million and diluted earnings of $0.32 per share in the prior year third fiscal quarter.

For the 2008 fiscal year, the Company continues to expect net sales to be in the range of $325 to $340 million and diluted earnings per share to be in the range of $0.62 to $0.76. Restructuring related expenses for the full year are expected to total approximately $5.0 million on a pre tax basis, or approximately $0.39 per diluted share.

Retail-Ready Apparel

This segment, which is comprised of the Soffe and Junkfood businesses, reported a 7.1% sales increase to $27.7 million for the second quarter of fiscal year 2008 compared to $25.9 million in the prior year second quarter. The sales increase was driven primarily by a 24.6% increase in the Junkfood business, the third consecutive quarter of double-digit sales growth. Junkfood sales were positively impacted by sales of the new co-branded products to Gap Kids, increased foreign sales, and new boutique customers. The Soffe business also grew its sales in the second quarter, driven from its military and bookstore channels, offset partially by lower sales in its retail and sporting goods distribution channels. Operating income in the retail-ready segment was $2.0 million for the second fiscal quarter of 2008, an increase of $0.9 million from the prior year second quarter due primarily to the increased sales and improved margins in the Junkfood business.

Activewear Apparel

The activewear segment, which is comprised of the Delta and FunTees businesses, reported sales of $41.1 million for the three months ended December 29, 2007, a 12.7% decrease from the prior year second quarter. The decrease in sales was due to lower sales in the FunTees business driven by capacity constraints experienced during the FunTees textile transition and reduced callouts due to slower retail demand. Sales in the Delta business increased slightly from the prior year second quarter, driven by increased volumes offset by lower average selling prices. The lower average selling prices resulted from selling a mix containing more core basic t-shirt products. The activewear segment generated an operating loss of $4.6 million compared to operating income of $1.3 million in the prior year second quarter due to restructuring related costs, increased raw material prices, higher transportation costs, a higher mix of core basic tees in the Delta business, and lower sales in the FunTees business.

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 905-1086. A live webcast of the conference call will be available on the Company’s web site at www.deltaapparelinc.com.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 6,300 people worldwide. Additional information on the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in “Item 1A. Risk Factors” in our annual Report on Form 10-K for the fiscal year ended June 30, 2007 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

(Tables to follow)

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Dec 29, 2007	Dec 30, 2006	Dec 29, 2007	Dec 30, 2006

Net Sales	$68,780	$72,949	$141,342	$135,629
Cost of Goods Sold	57,897	56,855	117,468	102,199
Gross Profit	10,883	16,094	23,874	33,430

Selling, General and Administrative	13,447	13,615	27,650	27,513
Restructuring Costs	-	-	62	-
Other (Expense) Income, Net	(33)	42	49	92
Operating (Loss) Income	(2,597)	2,521	(3,789)	6,009

Interest Expense, Net	1,585	1,482	3,055	2,429
(Loss) Income Before (Benefit) Provision for Income Taxes and
Extraordinary Gain	(4,182)	1,039	(6,844)	3,580

(Benefit) Provision for Income Taxes	(1,348)	406	(2,462)	1,373
(Loss) Income before Extraordinary Gain	(2,834)	633	(4,382)	2,207

Extraordinary Gain, Net of Taxes	-	-	-	672

Net (Loss) Income	$(2,834)	$633	$(4,382)	$2,879

Weighted Average Shares Outstanding
Basic	8,497	8,539	8,463	8,543
Diluted	8,497	8,719	8,463	8,707

Net (Loss) Income per Common Share, before Extraordinary Gain
Basic	$(0.33)	$0.07	$(0.52)	$0.34
Diluted	$(0.33)	$0.07	$(0.52)	$0.33

Net (Loss) Income per Common Share, after Extraordinary Gain
Basic	$(0.33)	$0.07	$(0.52)	$0.34
Diluted	$(0.33)	$0.07	$(0.52)	$0.33

		Dec 29, 2007	June 30, 2007	Dec 30, 2006

Current Assets
Cash		$646	$792	$548
Receivables, Net		34,144	46,444	36,741
Income Tax Receivable		2,391	1,209	1,769
Inventories, Net		132,233	124,604	131,905
Deferred Income Taxes		3,337	2,874	2,254
Other Assets		4,232	2,597	2,697
Total Current Assets		176,983	178,520	175,914

Noncurrent Assets
Property, Plant & Equipment, Net		36,592	29,407	25,048
Goodwill and Other Intangibles, Net		22,070	22,313	22,557
Other Noncurrent Assets		2,700	2,550	2,306
Total Noncurrent Assets		61,362	54,270	49,911
Total Assets		$238,345	$232,790	$225,825

Current Liabilities
Accounts Payable and Accrued Expenses		$47,600	$54,948	$43,500
Current Portion of Long Term Debt		6,273	2,927	2,948
Total Current Liabilities		53,873	57,875	46,448

Noncurrent Liabilities
Long-Term Debt		82,057	70,491	75,444
Deferred Income Taxes		1,271	749	890
Other Noncurrent Liabilities		648	6	8
Total Noncurrent Liabilities		83,976	71,246	76,342

Stockholders' Equity		100,496	103,669	103,035
Total Liabilities and Stockholders' Equity		$238,345	$232,790	$225,825

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill
Chief Financial Officer
864-232-5200 x6620
or
Integrated Corporate Relations
Investor Relations Contact:
Bill Zima
203-682-8200